Exhibit 10.6.6

EXECUTION VERSION

AMENDMENT NO. 4 TO
AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THIS AMENDMENT NO. 4 TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of May 22, 2017 (this “Amendment”), is entered into by and between Ditech Financial LLC (the “Seller”) and Barclays Bank PLC (“Barclays”), as the purchaser (in such capacity, “Purchaser”) and as the agent (in such capacity, the “Agent”), is acknowledged by Sutton Funding LLC (“Sutton”), and amended that certain Amended and Restated Master Repurchase Agreement, dated as of April 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among Purchaser, Agent, Sutton, Green Tree Servicing, LLC (“Green Tree”), as a seller, and Ditech Mortgage Corp. (“Ditech”), as a seller. Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings assigned to such terms in the Repurchase Agreement.
Recitals
WHEREAS, Ditech, Green Tree, Sutton, the Purchaser and the Agent were party to the Repurchase Agreement;
WHEREAS, Sutton, Purchaser, the Agent, Green Tree, Ditech and certain other parties entered into that certain Omnibus Amendment and Approval of Merger, dated as of August 28, 2015, pursuant to which the parties thereto acknowledged that (i) Ditech and DT Holdings LLC merged with and into Green Tree, (ii) the surviving entity changed its legal name to “Ditech Financial LLC”, a Delaware limited liability company, and (iii) Ditech Financial LLC continued as the sole surviving entity and assumed all rights and liabilities of Ditech and Green Tree under the Repurchase Agreement;
WHEREAS, pursuant to Section 28 of the Repurchase Agreement, the parties hereto desire to amend the Repurchase Agreement to remove Sutton as a purchaser and make such other modifications as further described below.
NOW, THEREFORE, pursuant to the provisions of the Repurchase Agreement concerning modification and amendment thereof, and in consideration of the amendments, agreements and other provisions herein contained and of certain other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Agreements
Section 1.Amendment. Effective as of the Amendment Effective Date, the parties hereto hereby agree to amend the Repurchase Agreement as follows:
(a)    Sutton is hereby removed as a party to the Repurchase Agreement.
(b)    All references in the Repurchase Agreement to “Purchaser” shall be deemed to be references to Barclays in its capacity as Purchaser.
(c)    The Preamble of the Repurchase Agreement is hereby amended by deleting such Preamble in its entirety and replacing it with the following:
BARCLAYS BANK PLC, in its capacity as purchaser (“Barclays” or “Purchaser”) and agent pursuant hereto (“Agent”),

and
DITECH FINANCIAL LLC, as seller (the “Seller").
(d)    Section 1 of the Repurchase Agreement is hereby amended by deleting the second and third paragraphs of such section in their entirety and replacing them with the following:
Purchaser and Sellers desire to further amend and restate the Original Agreement in its entirety to make certain changes and contemporaneously enter into or reaffirm the Program Documents (as such term is defined in this Agreement), as applicable. To effectuate the desired changes and in consideration of the premises and the other mutual covenants contained herein, (a) Sutton hereby automatically releases its lien on all assets upon which a lien was granted pursuant to the Original Agreement and (b) Sutton hereby authorizes the filing of any amendments as it shall reasonably determine are necessary or appropriate to evidence such lien release.
Purchaser may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on a committed basis with respect to the Committed Amount and an uncommitted basis with respect to the Uncommitted Amount, in which Seller sells to Purchaser Eligible Mortgage Loans, on a servicing-released basis, against the transfer of funds by Purchaser, with a simultaneous agreement by Purchaser to transfer to Seller the related Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price (less the Aggregate EPF Purchase Price) or (b) the Asset Base. Each such transaction shall be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with Seller. Seller hereby acknowledges that Purchaser is under no obligation to enter into, any Transaction pursuant to this Agreement with respect to the Uncommitted Amount. Seller acknowledges that during the term of this Agreement, Agent may undertake to join either one or both of Sheffield Receivables Corporation and Barclays Bank Delaware as additional purchasers under this Agreement, and Seller hereby consents to the joinder of such additional purchasers
(e)    Section 2 of the Repurchase Agreement is hereby amended by adding the following as the defined term “Bail-In Action” in its proper alphabetical sequence:
“Bail-In Action” means the exercise by the Bank of England (or any successor resolution authority) of any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period and together with any power to terminate and value transactions) under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom relating to the transposition of the European Banking Recovery and Resolution Directive as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which Purchaser’s obligations (or those of Purchaser’s affiliates) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of ours or any other person.
(f)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined terms “Change in Control”, “Collection Account,” “Collection Account Control Agreement,” “Maturity Date”,

“Purchased Assets” and “Wet-Ink Mortgage Loan Purchase Price Range” in their entirety and replacing them with the following:
“Change in Control” means (a) any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, beneficially or of record, more than 50% of the membership interests of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets or Property (excluding any such action taken in connection with any securitization or financing transaction or routine sales of Servicing Rights, Mortgage Loans or REO Properties, in whole or in part, or any other transaction permitted under the Program Documents) or all or substantially all of Guarantor’s assets, as applicable, or (c) the consummation of a merger or consolidation of Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller or Guarantor, as applicable, immediately prior to such merger, consolidation or other reorganization.
“Collection Account” means the account established by the Seller in accordance with Section 16(e) for the benefit of Barclays.
“Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of April 10, 2013, by and among Barclays, the Seller and Bank, and joined by Ditech Mortgage Corp. pursuant to that certain Joinder Agreement to Deposit Account Control Agreement, dated February 28, 2014, in form and substance acceptable to Barclays entered into with respect to the Collection Account, as the same may be amended, modified or supplemented from time to time.
“Maturity Date” means May 21, 2018.
“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and Purchaser, which is deemed to delivered to the Purchaser in accordance with Section 3(c) herein.
“Purchased Assets” means the right, title and interest of the Seller in, under and to the following, whether now existing or hereafter acquired: (i) the Mortgage Loans subject to a Transaction, (ii) the Servicing Rights related to the Mortgage Loans subject to a Transaction, (iii) Seller’s rights under any related Hedge Instruments to the extent related to the Mortgage Loans subject to a Transaction, (iv) such other Property, rights, titles or interest as are specified on the related Seller Mortgage Loan Schedule that are related to the Mortgage Loans subject to a Transaction, (v) rights to payment under all mortgage guarantees and insurance relating to the individual Mortgage Loans subject to a Transaction (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to the Mortgage Loans subject to a Transaction, (vi) all guarantees or other support for the Mortgage Loans subject to a Transaction, (vii) all rights to Income (including all sale proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance)) and the rights to enforce such payments arising from the Mortgage Loans subject to a Transaction and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto and all rights to proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code, (viii) all Takeout Commitments and Trade Assignments (including the rights to receive the related purchase price related therefor), (ix) the

Collection Account and all amounts on deposit therein, (x) all Additional Purchased Mortgage Loans, (xi) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and cash equivalents and all other products and proceeds relating to or constituting any or all of the foregoing, (xii) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xiii) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing and (xiv) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.
“Wet-Ink Mortgage Loan Purchase Price Range” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.
(g)    Section 2 of the Repurchase Agreement is hereby amended by deleting the defined terms “Barclays Collection Account”, “Barclays Collection Account Control Agreement”, “Initial Fee”, “Seller”, “Sutton”, “Sutton Collection Account” and “Sutton Collection Account Control Agreement” in their entirety.
(h)    Section 3 of the Repurchase Agreement is hereby amended by deleting subsections (c) and (e) in their entirety and replacing them with the following:
(C)    Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loans (other than Wet-Ink Mortgage Loans, FHA Buyout Loans and Modified Loans)	a Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date
	For Correspondent Loans, the Correspondent Seller Release, duly executed and delivered by each applicable Correspondent Seller	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser
	The complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian
AM Funded Wet-Ink Mortgage Loans	a Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 9:00 a.m. (New York City time) on the requested Purchase Date
PM Funded Wet-Ink Mortgage Loans	a Seller Mortgage Loan Schedule	No later than 2:30 p.m. (New York City time) on the requested Purchase Date	Purchaser and Custodian	No later than 4:30 p.m. (New York City time) on the requested Purchase Date
FHA Buyout Loans and Modified Loans	a Seller Mortgage Loan Schedule	No later than 5:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date
The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date”. By submitting a Seller Mortgage Loan Schedule, Seller hereby agrees that it shall be deemed to have made all of the representations and warranties set forth in the form of Transaction Notice attached as Exhibit C hereto.
(e)    Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Purchaser shall, in the case of a Transaction with respect to the Committed Amount, and may, in its sole discretion, in the case of a Transaction with respect to the Uncommitted Amount, purchase the Eligible Mortgage Loans included in the related Seller Mortgage Loan Schedule by transferring the Purchase Price (net of any related Structuring Fee or any other unpaid fees and expense then due and payable by Seller to Purchaser pursuant to this Agreement) in accordance with the following wire instructions or as otherwise provided:

Wells Fargo Bank, N.A.
ABA #: 121-000-248
Acct Name: Corporate Trust Clearing
Acct #: 3970771416
FFC: Acct # 39131200 – Ditech Financial LLC Haircut Account

Seller acknowledges and agrees that the Purchase Price includes a mutually negotiated premium allocable to the portion of the Purchased Assets that constitutes the related Servicing Rights.

(i)    Section 4 of the Repurchase Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:
Any such Confirmation and the related Seller Mortgage Loan Schedule, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Purchaser and Seller with respect to the Transaction to which the Confirmation relates.
(j)    Section 10 of the Repurchase Agreement is hereby amended by deleting subsections (a)(vi), (b)(i)(B), (b)(i)(D) and (c) in their entirety and replacing them with the following:
(vi)    Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, including without limitation, the Renewal Fee or the Extension Fee, as applicable, pursuant to Section 2 of the Pricing Side Letter, in each case, in immediately available funds, and without deduction, set-off or counterclaim;
(B)    The Seller Mortgage Loan Schedule (and additionally with respect to Correspondent Loans, the Correspondent Seller Release) with respect to such Purchased Assets, delivered pursuant to Section 3(c);
(D)    Purchaser shall have received the Renewal Fee or the Extension Fee, as applicable, pursuant to Section 2 of the Pricing Side Letter, in immediately available funds, and without deduction, set-off or counterclaim;
(c)    As condition precedent to any Transaction (including the initial Transaction) involving the funding of Modified Loans or FHA Buyout Loans, the parties shall have entered into an amended Custodial and Disbursement Agreement that incorporates such assets, in a form mutually agreed upon, and Purchaser shall have received an enforceability opinion with respect to such agreement and, if such funding relates to FHA Buyout Loans, a security interest opinion with respect to the Collection Account Control Agreement.
(k)    Section 13 of the Repurchase Agreement is hereby amended by deleting subsections (e) and (f) in their entirety and replacing them with the following:
(e)    Financial Statements. The financial statements of Seller, copies of which have been furnished to Purchaser, and the Guarantor, copies of which are publicly available, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year‑end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to

Seller. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to Seller.
(f)    Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Program Documents or Seller’s or Guarantor’s financial statements (when taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.
(l)    Section 14(i) of the Repurchase Agreement is hereby amended by deleting subsections (iii), (vii) and (ix) in their entirety and replacing them with the following:
(iii)    the commencement of, or any determination in, any dispute, litigation, investigation (to the extent notice may be given), proceeding, sanctions or suspension between Seller or Guarantor, on the one hand, and any Governmental Authority (or any other Person, but only with respect to material litigation), on the other which, in any case, could reasonably be expected to have a Material Adverse Effective with respect to the Seller;
(vii)    upon Seller becoming aware of any penalties, sanctions or charges levied, or threatened to be levied (which in the case of any penalties, sanctions or charges of a monetary nature, the amount of any such penalty, sanction or charge is material), against Seller or any change or threatened change in Approval status, or the commencement of any non-routine audit, investigation (to the extent notice may be given concerning any audit or investigation), or the institution of any action or the threat of institution of any action against Seller by any Agency, HUD, FHA or VA or any other agency, or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller, notice of which is permitted to be given by Seller under applicable law, rule or regulation;
(ix)    any Change in Control of Seller, provided that such notice may be given in accordance with the period of time indicated in Section 14(p); or
(m)    Section 14 of the Repurchase Agreement is hereby amended by deleting subsection (k) in its entirety and replacing it with the following:
(k) Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under in each jurisdiction in which it is legally required to qualify to do business, (iii) comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located and (iv) conduct its business in accordance with applicable law in all material respects.
(n)    Section 14 of the Repurchase Agreement is hereby amended by deleting subsection (p) in its entirety and replacing it with the following:
(p)    Merger of Seller. Seller shall not, at any time, directly or indirectly (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without providing Purchaser with not less than forty-five (45) days’ prior written notice of such event; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller; or (iii) make any Material Adverse Change with respect to Seller.

(o)    Section 16 of the Repurchase Agreement is hereby amended by deleting subsections (e), (f) and (h) in their entirety and replacing them with the following:
(e)    Within thirty (30) days after the Effective Date, Seller shall establish and maintain a separate account (the “Collection Account”) with the Bank in the Agent’s name for the sole and exclusive benefit of Barclays. Such account shall be subject to the Collection Account Control Agreement. Servicer shall deposit or credit to the Collection Account all amounts collected on account of the Mortgage Loans within two (2) Business Days of receipt, and to remit such collections in accordance with Section 16(f) hereof. Following the occurrence and during the continuance of an Event of Default, such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Seller (or any third party claiming through it) under any other agreement or arrangement. Amounts on deposit in the Collection Account shall be distributed as provided in Section 16(f).

(f)    Income Payments.

(i)    Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, Income collected in respect of the Mortgage Loans shall be the Property of Purchaser subject to subsections 16(f)(ii) and (iii) below. The Collection Account shall be subject to the terms and conditions of the Collection Account Control Agreement.

(ii)    Except as otherwise provided in Section 16(f)(iv), on the Monthly Payment Date, Purchaser shall cause amounts deposited in the Collection Account to be released to Seller, which amounts shall be applied by Seller to (A) reduce outstanding Price Differential due and payable in respect of Purchased Assets for which Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(g) during the prior calendar month, (B) reduce the Repurchase Price for all outstanding Transactions, and (C) pay all other Obligations then due and payable to Purchaser.

(iii)    Notwithstanding anything herein or in the Collection Account Control Agreement to the contrary, Purchaser shall in no event cause amounts deposited in the Collection Account to be released to Seller to the extent that such action would result in the creation of a Margin Deficit (unless prior thereto or simultaneously therewith Seller cures such Margin Deficit in accordance with Section 7), or if an Event of Default is then continuing. Further, if an uncured Margin Deficit exists as of such Monthly Payment Date, Purchaser shall cause the Bank to disburse the Income related to the Transaction for which the Margin Deficit exists to Purchaser (up to the amount of such Margin Deficit), which amounts shall be applied by Purchaser to reduce the related Repurchase Price.

(iv)    If Successor Servicer takes delivery of such Mortgage Loans either under the circumstances set forth in Section 16(i) or otherwise, all amounts deposited in the Custodial Account shall be paid to Purchaser promptly upon such delivery.

(h)    With respect to each FHA Buyout Loan, Seller shall (i)(A) with respect to each FHA Buyout Loan subject to a Transaction occurring on or before May 22, 2017, revise or amend the current U.S. Department of Housing and Urban Development’s form for Single-Family Application for Insurance Benefits, as necessary, to remove all references relating to Sutton Funding LLC and “30565-0000-6” and (B) with respect to each FHA Buyout Loan subject to a Transaction occurring after May 22, 2017, complete the U.S. Department of Housing and Urban Development’s form for Single-Family Application for Insurance Benefits in its own name, (ii) service such Mortgage Loan in Strict Compliance with all FHA requirements and (iii) deposit all FHA claims payments on such Mortgage Loan into the Collection Account within two (2) Business Days receipt thereof.

(p)    Section 17 of the Repurchase Agreement is hereby amended by deleting subsections (i) and (t) in their entirety and replacing them with the following:
(i)    Seller shall fail to comply with any of the financial covenants set forth in Section 14(g)(ii), or Guarantor shall fail to comply with any of the financial covenants set forth in the Guaranty or with the covenant set forth in Section 4 of the Pricing Side Letter;
(t)    Failure by Seller to remit when due Income payments required to be made under the terms of this Agreement or such Mortgage Loans it is subservicing, or failure by Seller to cause FHA (as contemplated by Section 16(h) hereof) to make claims payments to Purchaser with respect to any FHA Buyout Loans sold to Purchaser hereunder.
(q)    Section 27(b) of the Repurchase Agreement is hereby amended by deleting third sentence thereof it is entirety and replacing it with the following:
Without any requirement for further consent of the Seller and at no cost or expense to the Seller, each of Purchaser and Agent may, in its sole election, assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of Purchaser’s or Agent’s choice, provided, however, that the Seller will continue to deal directly with the Purchaser and Agent following such assignment or participation, and, (i) with respect to any participation or (ii) any partial assignment pursuant to which Barclays Bank PLC assigns its rights and obligations as Purchaser, but not its rights and obligations as Agent, Agent is the only Person entitled to enforce the terms, conditions and provisions of this Agreement and the other Program Documents.
(r)    Section 34 of the Repurchase Agreement is hereby amended by deleting the notice address for Sutton Funding LLC in its entirety.
(s)    Section 37 of the Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
Each of Purchaser and Agent hereby notifies the Seller and the Guarantor that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies Seller or Guarantor, which information includes the name and address of Seller or Guarantor and other information that will allow Purchaser and Agent, as applicable, to identify the Seller or Guarantor in accordance with the Act. Accordingly, each of Seller and Guarantor hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:
(a)    (i) None of the Seller, Guarantor, the Parent Company or any Originator, to the Seller’s actual knowledge, and director, officer, or employee of the Seller or any of its subsidiaries, or any originator of a Purchased Asset is named on the list of Specifically Designated Nationals maintained by OFAC or any similar list issued by OFAC (collectively, the “OFAC Lists”) or is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC; (ii) no Person on the OFAC Lists owns an equity interest in, directly or indirectly, or otherwise controls, the Seller, the Guarantor, the Parent Company or any Originator; and (iii) to the knowledge of the Seller, the Guarantor or any Originator, none of Purchaser or Agent is precluded, under the laws and regulations administered by OFAC, from entering into this Agreement or any transactions pursuant to this Agreement with the Seller, the Guarantor or any Originator due to the ownership or control by any person or entity of stocks, shares, bonds, debentures, notes, drafts or other securities or obligations of the Seller, the Guarantor or any Originator.
(b)    (i) None of the Seller, the Guarantor nor any Originator will conduct business with or engage in any transaction with any Obligor that the Seller, the Guarantor or any Originator knows or should reasonably be expected to know that, after reasonable due diligence, (x) is named on any of the OFAC Lists or is located, organized, or resident in a country or territory that is, or whose government currently is, the target of countrywide sanctions imposed by OFAC; (y) is owned, directly or indirectly, or otherwise controlled, by a Person named on any OFAC List; (ii) if any of the Seller, the Guarantor or any Originator obtains actual knowledge or should reasonably be expected to know, after reasonable due diligence, that any Obligor is named on any of the OFAC Lists or that any Person named on an OFAC List owns an equity interest in, directly or indirectly, or otherwise controls, the Obligor, or the Seller, the Guarantor or any Originator, as applicable, Seller will give prompt written notice to Purchaser and Agent of such fact or facts; and (iii) the Seller, the Guarantor and any Originator will (x) comply at all times with the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws applicable to any transactions, dealings or other actions relating to this Agreement, except to the extent such non-compliance does not result in a violation of applicable law by any of Purchaser or Agent and (y) will, upon Purchaser’s or Agent’s reasonable request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 37.
(t)    The Repurchase Agreement is hereby amended by adding the following as a new Section 41 in its proper numerical sequence:
41.    COVENANT OF GUARANTOR.
Walter Investment Management Corp., as Guarantor, hereby covenants and agrees with Purchaser and Agent that, on and after the date hereof, if at any time there are any Obligations outstanding under the Agreement, it shall not permit or take any action that would cause the Aggregate Revolving Credit Exposure under and as defined in the Amended and Restated Credit Agreement, dated as of December 19, 2013 (as amended, supplemented or otherwise modified from time to time), among the Guarantor, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent and collateral agent, to exceed $20,000,000.
(u)    The Repurchase Agreement is hereby amended by adding the following as a new Section 39 in its proper numerical sequence:
39.    CONTRACTUAL RECOGNITION OF BAIL-IN
Seller acknowledges and agrees that notwithstanding any other term of this Agreement or any other agreement, arrangement or understanding with Purchaser, any of Purchaser’s liabilities, as the Bank of England (or any successor resolution authority) may determine, arising under or in connection with this Agreement may be subject to Bail-In Action and Seller accepts to be bound by the effect of:
(a)Any Bail-In Action in relation to such liability, including (without limitations):
(i)    a reduction, in full or in part, of any amount due in respect of any such liability;
(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, Seller; and
(iii)    a cancellation of any such liability; and
(b)a variation of any term of this Agreement to the extent necessary to give effect to Bail-In Action in relation to any such liability.
(v)    The Repurchase Agreement is hereby amended by adding the following as a new Section 42 in its proper numerical sequence:
42.     NO WAIVER.
The representations, warranties and covenants of the Seller, and the Purchaser’s and Agent’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser or Agent or by reason of the fact that the Purchaser or Agent knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Purchaser’s waiver of any condition set forth in Section 10, as the case may be.
(w)    Exhibit C of the Repurchase Agreement is hereby amended by deleting Sutton Funding LLC as an addressee and by deleting paragraph 2 in its entirety and replacing it with the following:
In accordance with Section 3(c) of the Repurchase Agreement, the undersigned Seller hereby requests, and the Purchaser, agrees to enter into a Transaction with us, in connection with our delivery of Eligible Mortgage Loans and all related Servicing Rights, on ____________________ [insert requested Purchase Date, which must be at least one (1) Business Day following the date of the request] (the “Purchase Date”), in connection with which we shall sell to you such Eligible Mortgage Loans on the Seller Mortgage Loan Schedule attached hereto. The Principal Balance of the Eligible Mortgage Loans that are not FHA Buyout Loans is $________ and the Purchase Price for such Eligible Mortgage Loans shall be $ ______ [insert applicable Purchase Price]. The Principal Balance of the Eligible Mortgage Loans that are FHA Buyout Loans is $ _______ and the Purchase Price for such FHA Buyout Loans shall be $ ________ [insert applicable Purchase Price]. Barclays shall transfer to the Seller an amount equal to $ _______ [insert amount which represents the Purchase Price of the Eligible Mortgage Loans, including any FHA Buyout Loans, net of any fees then due and payable by Seller to Barclays pursuant to the Agreement]. Seller agrees to repurchase such Purchased Asset on the Repurchase Date(s) at the Repurchase Price(s) listed below.
(x)    Exhibit E to the Repurchase Agreement is hereby amended by removing Sutton Funding LLC as an addressee.

(y)    Exhibit K to the Repurchase Agreement is hereby amended by deleting the word “Sutton’s” from the title of such exhibit.
Section 2.    Agreement in Full Force and Effect as Amended. As specifically amended hereby, the Repurchase Agreement remains in full force and effect. All references to the Agreement in any Program Document shall be deemed to mean the Repurchase Agreement as supplemented and amended hereby. This Amendment shall not constitute a novation of the Repurchase Agreement, but is a supplement thereto. The parties hereto agree to be bound by the terms and conditions of the Repurchase Agreement, as supplemented and amended by this Amendment, to the same effect as if such terms and conditions were set forth herein verbatim.
Section 3.    Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the day (the “Amendment Effective Date”) when the Seller shall have (i) paid to Purchaser and Agent and Purchaser and Agent shall have received all accrued and unpaid fees (including, without limitation, the Renewal Fee (as defined in the Pricing Side Letter) and expenses owed to Purchaser and Agent in accordance with the Program Documents, in each case, in immediately available funds, and without deduction, set-off or counterclaim, and (ii) delivered to Purchaser and Agent (a) a copy of this Amendment duly executed by each of the parties hereto; (b) a copy of (1) the Joinder and Amendment No. 4 to Second Amended and Restated Pricing Side Letter, (2) the Amendment No. 7 to Mortgage Loan Participation Purchase and Sale Agreement, (3) the Amendment No. 4 to the Pricing Side Letter to the Mortgage Loan Participation Purchase and Sale Agreement and (4) the Amendment No. 1 to the Amended and Restated Custodial and Disbursement Agreement, in each case, in form and substance acceptable to the Purchaser and Agent and executed by each of the parties thereto and (c) any other documents reasonably requested by Purchaser or Agent, each of which shall be in form and substance acceptable to Purchaser and Agent.
Section 4.    Miscellaneous.
(a)    This Amendment shall be binding upon the parties hereto and their respective successors and assigns.
(b)    The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Repurchase Agreement or any provision hereof or thereof.
(c)    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS EXCEPT SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(d)    This Amendment may be executed in one or more counterparts and by the different parties hereto on separate counterparts, including without limitation counterparts transmitted by facsimile or in .pdf format, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.
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IN WITNESS WHEREOF, each undersigned party has caused this Amendment to be duly executed by one of its officers thereunto duly authorized as of the date and year first above written.
DITECH FINANCIAL LLC, as Seller
By:    /s/ Cheryl Collins
Name:    Cheryl Collins
Title:     SVP & Treasurer
BARCLAYS BANK PLC, as Agent and as Purchaser
By:    /s/ George Van Schaick
Name:    George Van Schaick
Title:     Managing Director

Signature Page to Barclays – Ditech Amendment No. 4 to A&R MRA

ACKNOWLEDGED AND AGREED WITH RESPECT TO SECTION 1(t) TO THIS AMENDMENT:

WALTER INVESTMENT MANAGEMENT CORP., as Guarantor
By: /s/ Cheryl Collins
Name: Cheryl Collins
Title: SVP & Treasurer

ACKNOWLEDGED AND AGREED:

SUTTON FUNDING LLC
By: /s/ Ellen Kiernan
Name: Ellen Kiernan
Title: Vice President

Signature Page to Barclays – Ditech Amendment No. 4 to A&R MRA